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                                                                      Exhibit 99

                           ABERCROMBIE & FITCH REPORTS
                             FEBRUARY SALES RESULTS





NEW ALBANY, Ohio / March 4, 2004 - Abercrombie & Fitch (NYSE: ANF) today reported net sales of $120.6 million for the four-week period ended February 28, 2004, a 21% increase over last year's February sales of $100.0 million. February comparable store sales increased 1% compared with the four-week period ended March 1, 2003.

The Company said that based on February's results, it is comfortable with the first quarter EPS consensus estimates, which have recently increased to $0.27 per diluted share.

Abercrombie & Fitch operated a total of 703 stores at the end of February, including 171 abercrombie stores and 175 Hollister Co. stores. The Company operates e-commerce websites at www.abercrombie.com, www.abercrombiekids.com, and www.hollisterco.com.

To hear Abercrombie & Fitch's prerecorded February sales message, please dial
(800) 395-0662, or internationally dial (402) 220-1262.



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For further information, call:      Thomas D. Lennox
                                    Director, Investor Relations and
                                    Corporate Communications
                                    (614) 283-6751

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995 A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Release, the Company's Form 10-K or made by management of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward looking statements. The following factors, among others, in some cases have affected and in the future could affect the Company's financial performance and could cause actual results for 2004 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Release, the Company's Form 10-K or otherwise made by management: changes in consumer spending patterns and consumer preferences; the effects of political and economic events and conditions domestically and in foreign jurisdictions in which the Company operates, including, but not limited to, acts of terrorism or war; the impact of competition and pricing; changes in weather patterns; postal rate increases and changes; paper and printing costs; market price of key raw materials; ability to source product from its global supplier base; political stability; currency and exchange risks and changes in existing or potential duties, tariffs or quotas; availability of suitable store locations at appropriate terms; ability to develop new merchandise; and ability to hire, train and retain associates. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. Therefore, there can be no assurance that the forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company, or any other person, that the objectives of the Company will be achieved. The forward-looking statements herein are based on information presently available to the management of the Company. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.